Trudie Harkness

From: Willis Hale [willis@peerreviewboard.com]

Sent: Friday, February 11, 2005 2:01 PM

To: Trudy Harkness

Subject: 105 IRI-PRMA Feb 11 2005 A and SE Agreement final edit.doc

AGREEMENT FOR THE EXCHANGE OF SHARES

THIS AGREEMENT by and between the shareholders of Independent Review Inc., ("IRI"), a corporation organized and validly existing under the laws of the State of Texas, and Peer Review Mediation and Arbitration, Inc., ("PRMA") a corporation organized and validly existing under the laws of the State of Florida.

IN CONSIDERATION of the mutual good and valuable consideration herein expressed, the parties agree that on the Closing of this transaction, as hereinafter defined, IRI shareholders will exchange all of the issued and outstanding shares of IRI's authorized Common Stock for newly issued shares of PRMA's Common Stock.

1. IRI represents and covenants that there are 168,000 shares of its $1.00 par value common stock issued and outstanding. Further, that there are no other outstanding shares, options, warrants or other evidence of equity ownership in IRI.

2. On Closing PRMA will deliver an aggregate of 75,000 shares of its $0.001 par value common stock to IRI shareholders. Prior to Closing, Mr. Prud'homme will provide PRMA with a duly executed Investment Letter (to include the full name, address and Tax ID Number) from each current IRI shareholder, acknowledging the share exchange and the holder's awareness of the applicable federal securities transfer restrictions.

3. The parties acknowledge that PRMA is in the process of conducting a private placement offering pursuant to Rule 506 of Regulation "D" under the Securities Act of 1933. Further it is anticipated that upon the successful completion of that offering, and giving effect to the conversion of the Preferred shares presently outstanding and those that will be outstanding upon full conversion, PRMA will have approximately 10,300,000 shares of its $0.001 par value common shares issued and outstanding or otherwise authorized for but not yet issued. There are no other shares, options, warrants or evidence of equity ownership in PRMA authorized or presently outstanding except as specified herein.

NON DISCLOSURE.

Information learned by either party during the due diligence phase of the contemplated transaction shall remain subject to confidentiality and shall not be disclosed to those who do not have a need to know.

DILUTION.

PRMA agrees that after the effective date of this agreement it will not issue new shares in

PRMA except for the purpose of acquiring assets (including cash transaction) in exchange. Shares issued in lieu of cash payment to employees, consultants or creditors who may have provided to PRMA goods or services, or other valuable consideration, shall be considered the same as a sale of shares in a cash transaction for the purposes of this agreement,

AVAILABILITY OF FINANCIAL RECORDS.

PRMA shall audit the books of IRI and shall be responsible for this cost, IRI personnel will assist in this audit. PRMA shall make available to IRI personnel or its duly authorized agent all of the books and records of PRMA including any affiliates or subsidiaries for examination on site and will provide to counsel for IRI or designee copies of the financial reports offered by PRMA to its lenders and regulatory agencies.

TRANSFER OF ASSETS.

This transaction contemplates that all assets currently owned and used in IRI's business operations shall remain - without further encumbrance and in the possession of IRI and are integral to this transaction.

Subsequent to the execution hereof, and prior to Closing, IRI shall make no sale, disposition or acquisition of assets over $1,000.00 in value without the express prior consent of PRMA.

PERSONNEL.

Immediately subsequent to Closing:

1. Stuart Damore, M.D. will remain Medical Director and as a Director of the corporation, and shall receive compensation at the rate of $500 per month beginning on the first of the month following execution of this agreement.
2. Gilbert Prud'homme, Esq. shall resign as Secretary and Director of Operations subject to IRI's obtaining the required approval of his successor by the Texas Department of Insurance.
3. Trudy Harkness shall assume the role of corporate secretary and Director of Operations upon the effective date of Mr. Prud'homme resignation.
4. Trudy Harkness's rate of compensation shall not be reduced during the 12 months subsequent to the Closing.
5. Gilbert Prud'homme shall receive a fee of $1,200 per month for legal services to be rendered, billed at the rate of $200/hour as approved by the board of IRI or at PRMA's request, to be paid in cash or exchange for office space.

USE OF OFFICE STAFF AND SUPPLIES.

Gilbert Prud'homme shall have access to the IRI personnel and owned assets at 1601 Rio Grande for the purpose of conducting a law practice of the type and volume existing on the date hereof. Mr. Prud'homme agrees to pay $1200/month in cash or services rendered for the leased space. Mr. Prud'homme and IRI/PRMA agree to split the salary requirements of Eve

Lepore up to 20 hours/week. This use provision shall remain in effect unless it subsequently negatively impacts IRI's daily operations as mutually agreed. Mr. Prud'homme is not obligated to stay on base lease if adequate substitute can be found. If Mr. Prud'homme does not use the premises he will not be require to pay the $1200 per month.

DIRECTORS.

Immediately after Closing, Gilbert Prud'homme shall resign as director and David W. Larry shall be appointed to serve on IRI's Board of Directors, along with the present directors (Stuart Damore, M.D., and Steven Bailey, M.D.) and anyone else as PRMA may hereafter determine: all of whom shall so serve until their successors are appointed or elected and qualify.

CASH SUPPORT.

Immediately after closing hereof, PRMA shall pay up to $10,000 to IRI to help defray operating deficit per month payable on the 10th of each month or weekly at PRMA discretion. This assistance shall continue as long as a cash flow deficit exists in IRI operations, including the salaries of Stuart Damore, M.D. and fee to Gilbert Prud'homme. PRMA will pay directly to Stuart Damore and Gilbert Prud'homme as individuals the amount of $8000.00 representing January's capital contributions. The first payment of $2000.00 at closing, the balance paid in 3 monthly installments.

RESTRICTIONS ON THE SALE OF SHARES.

All PRMA shares presently issued and outstanding, or to be issued hereunder, were and will be respectively, issued in private transactions, and pursuant to the provisions of the applicable securities laws, rules and regulations.

All such shares may only be sold or transferred in compliance with the provisions of such laws, rules and regulations, and in particular Rule 144, which provides for public sale under stated conditions. PRMA makes no representations as to there being a public trading market at any time, presently or in the future.

In the event that PRMA conducts a public or private offering, the recipients of shares pursuant to this contemplated transaction shall be included in any such registration to the same proportional extent, and subject to the same terms and condition as shall apply to all PRMA shareholders as of the date of Closing, at no expense to the shareholders.

MAINTENANCE OF OFFICE AND BANK ACCOUNT.

IRI shall continue to maintain its corporate and operating offices in Austin, or any other appropriate city in the State of Texas. Immediately after closing hereof, Gilbert Prud'Homme will surrender check-signing authorization and Trudy Harkness shall be authorized as a signatory on the corporate account up to $2,500.00; checks in excess of that sum shall require

specific pre-authorization by PRMA.

REPRESENTATIONS AND THE USE OF FUNDS.

Acknowledging the necessity for maintaining the continuity of IRI's business operations as presently conducted, both Gilbert Prud'homme and Stuart Damore, M.D. shall continue as guarantors of the bank debt of IRI but limited to the amount existing as of the Closing. IRI shall retain and use all cash flow derived from IRI operations first to defray IRI operating expenses including the lease at 1801 Rio Grande #120, salaries and bank debt service in amounts due.

All parties hereto undertake to perform all things necessary to effect the contemplated transaction, including compliance with the regulatory requirements of the Texas Department of Insurance to secure approval of the transfer of the IRO shares.

In the event that such share transaction is not approved by the Texas regulatory agency within a reasonable period of time, the parties may take such necessary and required action to obtain such approval, or alternatively, unwind the contemplated transaction.

Closing. The parties hereto contemplate that the Closing date for the transfer of shares shall be no later than February 28, 2005. If Closing is not held on or before such date, either party may notify the other in writing, and subject to actual delivery by US mail, or electronic facsimile thereafter it shall be void and no force or effect after five business days of receipt of notice. In the event that this agreement is canceled by operation of this provision.

Expenses. The expenses incurred in furtherance of this agreement shall not be reimbursed to the party incurring the same unless the failure to close is the result of bad faith by the party preventing closing.

Pre-Condition. This agreement is subject to and conditioned on completion of due diligence by both parties.

Force and Effect. This Agreement shall remain in full force and effect until the full and complete performance of all of its terms and conditions as provided herein. The provision are contractual and shall survive closing.

Corporate Approvals. The execution hereof shall operate as evidence that the respective boards of directors of the corporate parties have approved this Agreement, and all of its terms and conditions.

Applicable Law and Jurisdiction. The provisions hereof shall be construed in accordance with the laws of the State of Florida.

Facsimile Signatures. Signatures to this Agreement may be transmitted by electronic facsimile and are for all purposes considered originals.

Headings and Captions. Paragraph headings and captions are solely for reference.

Dated as of February 11, 2005

Independent Review, Inc.- IRI

By: Stuart Damore
Stuart Damore

Approved by:
Gilbert Prud'homme

Peer Review Mediation and Arbitration, Inc.- PRMA

By:
Willis B. Hale, CEO/President